Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268472 on Form S-3 and Registration Statement Nos. 333-150704, 333-181107, 333-211324, and 333-211323 on Forms S-8 of our reports dated February 28, 2023, relating to the consolidated financial statements of Laboratory Corporation of America Holdings and the effectiveness of Laboratory Corporation of America Holdings’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 28, 2023